PRUDENTIAL PREMIER RETIREMENT VARIABLE ANNUITIES
(Offering Highest Daily Lifetime Income v3.0 and Legacy Protection Plus)
PRUCO LIFE INSURANCE COMPANY
PRUCO LIFE FLEXIBLE PREMIUM VARIABLE ANNUITY ACCOUNT
Supplement dated July 15, 2017
To
Prospectuses dated May 1, 2017
This Rate Sheet Prospectus Supplement (this “Supplement”) should be read and retained with the prospectus for the Premier Retirement Variable Annuities. If you would like another copy of the current prospectus, please call us at 1-888-PRU-2888.
We are issuing this Supplement to provide the Highest Daily Lifetime Income v3.0 and the Legacy Protection Plus rates and percentages that we are currently offering for each applicable optional benefit. This Supplement replaces and supersedes any previously issued Rate Sheet Prospectus Supplement(s), and must be used in conjunction with an effective Premier Retirement Variable Annuities Prospectus.
The rates and percentages below apply for applications signed between July 15, 2017 and August 14, 2017.
The rates and percentages may be different than those listed below for Applications signed on or after August 15, 2017. Please visit http://www.PrudentialAnnuities.com/investor/prospectuses or work with your Financial Professional to confirm the most current rates.
Highest Daily Income v3.0 benefits are optional living benefits and Legacy Protection Plus is an optional death benefit. These optional benefits may not be elected together.

Highest Daily Lifetime Income v3.0

Roll-up Rate:

5%

Withdrawal Percentages

The Withdrawal Percentages are based on the age of the Annuitant at the first Lifetime Withdrawal, or the age of the younger spouse at first Lifetime Withdrawal if electing a spousal version, according to the following table listed below:

Ages	Single Percentage	Spousal Percentage
50 – 54	3%	2.5%
55 – 59	3.5%	3%
60 – 64	4%	3.5%
65 – 69	5%	4.5%
70 – 84	5%	4.5%
85+	6%	5.5%
Legacy Protection Plus

Roll-up Rate:

7%

Roll-up Cap Percentage

200%

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Please note: In order for you to receive the rates and percentages reflected in this Supplement, your Application must be signed within the time period disclosed above. From the date you sign your Application, we must also receive that paperwork in Good Order within 15 calendar days, and for new purchases the annuity must be funded within 45 calendar days. If these conditions are not met, and you decide to proceed with the purchase of the annuity, additional paperwork will be required to issue the contract with the applicable rates and percentages in effect at that time. Under certain circumstances we may waive these conditions or extend these time periods in a nondiscriminatory manner.

Subject to the rules stated above, it is important to note that if: (1) either the Highest Daily Lifetime Income v3.0 Roll-up Rate or the Withdrawal Percentages (together the “HDI rates”), or (2) the Legacy Protection Plus Roll-up Rate or Roll-up Cap Percentage (together the “Legacy Rates”) that we are currently offering on the effective date of the applicable benefit are higher than the HDI Rates or Legacy Rates, as applicable, we were offering on the date you signed the applicable paperwork, and neither the HDI Rates nor Legacy Rates have decreased, you will receive the higher HDI Rates or Legacy Rates. If any of the HDI Rates or Legacy Rates, as applicable, have decreased when we compare the Rates that we were offering on the day you signed your paperwork to the Rates that we are offering on the effective date of the benefit, your contract will be issued with the HDI Rates and Legacy Rates, as applicable, that were in effect on the day you signed your paperwork.

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PRUDENTIAL PREMIER RETIREMENT VARIABLE ANNUITIES
PRUDENTIAL PREMIER ADVISOR VARIABLE ANNUITIES
(Offering Highest Daily Lifetime Income v3.0)
PRUCO LIFE INSURANCE COMPANY
PRUCO LIFE FLEXIBLE PREMIUM VARIABLE ANNUITY ACCOUNT
PRUCO LIFE INSURANCE COMPANY OF NEW JERSEY
PRUCO LIFE of NEW JERSEY FLEXIBLE PREMIUM VARIABLE ANNUITY ACCOUNT
Supplement dated July 15, 2017
To
Prospectuses dated May 1, 2017
This Rate Sheet Prospectus Supplement (this “Supplement”) should be read and retained with the prospectus for the Premier Retirement Variable Annuities. If you would like another copy of the current prospectus, please call us at 1-888-PRU-2888.
We are issuing this Supplement to provide the Roll-up Rate and Withdrawal Percentages that we are currently offering. This Supplement replaces and supersedes any previously issued Rate Sheet Prospectus Supplement(s), and must be used in conjunction with an effective Premier Retirement Variable Annuities Prospectus.
The rates below apply for applications signed between July 15, 2017 and August 14, 2017.
The Roll-up Rate and Withdrawal Percentages may be different than those listed below for Applications signed on or after August 15, 2017. Please visit http://www.PrudentialAnnuities.com/investor/prospectuses or work with your Financial Professional to confirm the most current rates.
Roll-up Rate:
5%
Withdrawal Percentages
The Withdrawal Percentages are based on the age of the Annuitant at the first Lifetime Withdrawal, or the age of the younger spouse at first Lifetime Withdrawal if electing a spousal version, according to the following table listed below:

Ages	Single Percentage	Spousal Percentage
50 – 54	3%	2.5%
55 – 59	3.5%	3%
60 – 64	4%	3.5%
65 – 69	5%	4.5%
70 – 84	5%	4.5%
85+	6%	5.5%
FOR ALL CONTRACTS EXCEPT REPLACEMENT CONTRACTS ISSUED IN NEW YORK: In order for you to receive the Roll-up Rate and Withdrawal Percentages reflected in this Supplement, your Application or benefit election form must be signed within the time period disclosed above. From the date you sign your Application or benefit election form, we must also receive that paperwork in Good Order within 15 calendar days, and for new purchases the annuity must be funded within 45 calendar days. If these conditions are not met, and you decide to proceed with the purchase of the annuity, additional paperwork will be required to issue the contract with the applicable rates in effect at that time. Under certain circumstances we may waive these conditions or extend these time periods in a nondiscriminatory manner.
Subject to the rules stated above, it is important to note that if either (1) the Roll-up Rate; and/ or (2) the Withdrawal Percentages (collectively the “set of rates”) that we are currently offering on the effective date of the benefit is higher than the set of rates we were offering on the date you signed the applicable paperwork and neither the Roll-up Rate nor any Withdrawal Percentages have decreased, you will receive that higher set of rates. If any rates have decreased when we compare the set of rates that we were offering on the day you signed your paperwork to the set of rates that we are offering on the effective date of the benefit, your contract will be issued with the set of rates that were in effect on the day you signed your paperwork.

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FOR REPLACEMENT CONTRACTS ISSUED IN NEW YORK ONLY: If you are applying for this contract as a replacement for an existing life insurance policy or annuity contract, in order for you to receive the Roll-up Rate and Withdrawal Percentages (collectively the "set of rates") reflected in this Supplement: (1) your Authorization to Disclose form must be signed within the time period disclosed above; (2) we must also receive the Authorization to Disclose form within 15 calendar days of the date you sign it; and (3) the replacement process must be complete, you must submit your application and have your contract funded within 85 calendar days from the date you signed the Authorization to Disclose form. Under certain circumstances we may waive these conditions or extend these time periods in a nondiscriminatory manner.

Subject to the rules stated above, it is important to note that if either (1) the Roll-up Rate; and/or (2) the Withdrawal Percentage that we are currently offering on either the date you sign your application or the effective date of the benefit is higher than the set of rates we were offering on the date you signed the Authorization to Disclose form and neither the Roll-up Rate nor any Withdrawal Percentages have decreased, you will receive the highest set of rates. If any rates have decreased when we compare the set of rates that we were offering on the date you signed the Authorization to Disclose form to the sets of rates we are offering on the date you sign your application and the set of rates we are offering on the effective date of the benefit, your contract will be issued with the set of rates that were in effect on the day you signed the Authorization to Disclose form.

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PRUDENTIAL PREMIER RETIREMENT VARIABLE ANNUITY
(Offering Highest Daily Lifetime Income v3.0 and Legacy Protection Plus)
PRUCO LIFE INSURANCE COMPANY
PRUCO LIFE FLEXIBLE PREMIUM VARIABLE ANNUITY ACCOUNT
Supplement dated July 15, 2017
To
Prospectuses dated May 1, 2017

IMPORTANT: The information contained in this Rate Sheet Prospectus Supplement (this “Supplement”) applies only if you elect one of the Highest Daily Lifetime Income v3.0 benefits. If you do not elect one of these benefits, the information contained in this Supplement is inapplicable to your annuity.

This Supplement should be read and retained with the prospectus for the Premier Retirement Variable Annuities. If you would like another copy of the current prospectus, please call us at 1-888-PRU-2888.

We are issuing this Supplement to provide Roll-up Rate and Withdrawal Percentages that we are currently offering. This Supplement replaces and supersedes any previously issued Rate Sheet Prospectus Supplement(s), and must be used in conjunction with an effective Premier Retirement Variable Annuities Prospectus.
The rates below apply for applications signed between July 15, 2017 and August 14, 2017.
The Roll-up Rate and Withdrawal Percentages may be different than those listed below for Applications signed on or after August 15, 2017. Please visit http://www.PrudentialAnnuities.com/investor/prospectuses or work with your Financial Professional to confirm the most current rates.

Highest Daily Lifetime Income v3.0

Roll-up Rate:
5%

Withdrawal Percentages

The Withdrawal Percentages are based on the age of the Annuitant at the first Lifetime Withdrawal, or the age of the younger spouse at first Lifetime Withdrawal if electing a spousal version, according to the following table listed below:

Ages	Single Percentage	Spousal Percentage
50 – 54	3%	2.5%
55 – 59	3.5%	3%
60 – 64	4%	3.5%
65 – 69	5%	4.5%
70 – 84	5%	4.5%
85+	6%	5.5%

Please note: In order for you to receive the Roll-up Rate and Withdrawal Percentages reflected in this Supplement, your Application or benefit election form must be signed within the time period disclosed above. From the date you sign your Application or benefit election form, we must also receive that paperwork in Good Order within 15 calendar days, and for new purchases the annuity must be funded within 45 calendar days. If these conditions are not met, and you decide to proceed with the purchase of the annuity, additional paperwork will be required to issue the contract with the applicable rates in effect at that time. Under certain circumstances we may waive these conditions or extend these time periods in a nondiscriminatory manner.

PPJHDLBRT0717

Subject to the rules stated above, it is important to note that if either (1) the Roll-up Rate; and/ or (2) the Withdrawal Percentages (collectively the “set of rates”) that we are currently offering on the effective date of the benefit is higher than the set of rates we were offering on the date you signed the applicable paperwork and neither the Roll-up Rate nor any Withdrawal Percentages have decreased, you will receive that higher set of rates. If any rates have decreased when we compare the set of rates that we were offering on the day you signed your paperwork to the set of rates that we are offering on the effective date of the benefit, your contract will be issued with the set of rates that were in effect on the day you signed your paperwork.

LEGACY PROTECTION PLUS: The Legacy Protection Plus optional death benefit described in your Prospectus dated May 1, 2017 is currently not available and will not be part of your annuity contract when it is issued and will not be available to be added later after issue.

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